Exhibit 2.1

CSP Technologies Parent S.A.
5, rue Pierre d’Aspelt,
L-1142 Luxembourg
Attention:  Board of Directors

Paris, on July 26, 2018

STRICTLY CONFIDENTIAL

Dear Sirs:

Following AptarGroup, Inc.’s (“Buyer”, “we” or “our”) discussions with CSP Technologies Parent S.A. (“CSP”) in relation to our potential acquisition of CSP Technologies S.à r.l., private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (the “Company”, and the Company, together with its Subsidiaries, the “Group Companies” or the “Group”), we are pleased to submit the following irrevocable and binding put option (the “Offer”) pursuant to which we will, in accordance with the terms and conditions of the Stock Purchase Agreement in the form attached hereto as Schedule I (the “Purchase Agreement”), acquire from CSP all of the equity interests in the Company and 13,605 shares of common stock, par value €16/share, of CSP Technologies Europe SAS (the “Transaction”).  CSP may, in its sole discretion, elect to accept the Offer in accordance with the procedures set out below.  Each of Expansion 17 S.C.A. , SICAR, a a  société en commandite par actions qualifying as a société d'investissement en capital à risque, existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg trade registry under number B180975 and having its registered office at 5 rue Pierre d’Aspelt, L-1142 Luxembourg, Grand Duchy of Luxembourg (“SICAR 1”) and Global Performance 17 S.C.A., SICAR, a , a société en commandite par actions qualifying as a société d'investissement en capital à risque, existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg trade registry under number B180980 and having its registered office at 5 rue Pierre d’Aspelt, L-1142 Luxembourg, Grand Duchy of Luxembourg (acting in relation to its compartment 1) (“SICAR 2”, and SICAR 2 together with SICAR 1, “Wendel”) are party to this Offer Letter solely for purposes of Section 7 (Exclusivity), Section 8(a) (Publicity) and Section 9 (Governing Law) hereof.

Capitalized terms used in this letter (this “Offer Letter”) shall, unless otherwise defined herein, have the meanings ascribed to them in the Purchase Agreement.

1.	DURATION AND ACCEPTANCE OF THE OFFER
(a)	Our Offer will enter into force on the date hereof and remain valid until the earliest of:

AptarGroup, Inc.

265 Exchange Drive, Suite 100

TEL +1 815 477 0424

FAX +1 815 477 0481

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(i)

6 p.m., Paris time, the fifth (5th) Business Day following the date on which the works’ council (Comité Social et Economique) of CSP Technologies SAS (the “Works’ Council”) has concluded the information and consultation process and delivered its final opinion, if applicable, in respect of the Transaction in accordance with the provisions of Section 2 (Information and Consultation of the Works’ Council) (the “Consultation Process”), or on which the Consultation Process will be deemed to have concluded pursuant to applicable Law;

(ii)

6 p.m., Paris time, on October 31, 2018; provided, however, that if the Consultation Process shall not have been concluded by such date and Buyer or CSP, as the case may be, shall have complied in all material respects with respect to such Consultation Process pursuant to Section 2 (Information and Consultation of the Works’ Council), then Buyer or CSP, as the case may be, shall be permitted to extend this date from time to time in consecutive increments of up to 30 days each, but in any event no later than 6 p.m., Paris time, on December 31, 2018; and

(iii)	the termination of this Offer Letter pursuant to Section 4(a) (Termination and Expense Reimbursement).

(such date, as may be so extended by Buyer or CSP, the “Expiry Date”).  The party extending the Expiry Date shall provide notice to the other party of any extension of the Expiry Date no later than one (1) Business Day prior to the then current Expiry Date.

(b)

CSP agrees that it shall promptly, and no later than 6 p.m., Paris time, on the fifth (5th) Business Day, following the date on which the Works’ Council has concluded the Consultation Process, or on which the Consultation Process will be deemed to have concluded pursuant to applicable Law, make a decision whether or not to accept the Offer and communicate such decision to Buyer and, in the event such decision is to accept the Offer, execute and deliver the Purchase Agreement, under the conditions described in Section 3 (Execution of the Purchase Agreement).

(c)

If the Offer has not been accepted by CSP prior to the Expiry Date under the conditions described in Section 3 (Execution of the Purchase Agreement), the Offer will automatically terminate as at the Expiry Date, subject to the terms of Sections 4 (Termination and Expense Reimbursement), 7 (Exclusivity) and 8  (Publicity), unless CSP and Buyer mutually agree in writing to postpone such Expiry Date to a later date.

2.	INFORMATION AND CONSULTATION OF THE WORKS’ COUNCIL
(a)	We acknowledge that the execution of the Purchase Agreement by CSP is subject to the Consultation Process.

AptarGroup, Inc.

265 Exchange Drive, Suite 100

TEL +1 815 477 0424

FAX +1 815 477 0481

TEL +1 815 477 0424

FAX +1 815 477 0481

aptar.com

(b)

CSP undertakes to (i) take all reasonable appropriate steps (given in particular the calendar constraints of the members of the Works’ Council) to initiate as soon as possible the Consultation Process in order to swiftly obtain the Works’ Council’s final opinion, (ii) comply in all material respects with all appropriate requirements and procedures in connection with the Consultation Process, and (iii) keep Buyer reasonably informed of the status of such Consultation Process, including furnishing Buyer promptly with copies of any substantive material written communications obtained by CSP or the Company as part of the Consultation Process.  Without limiting the generality of the foregoing, CSP undertakes to inform Buyer in writing as soon as possible (and in any event no later than two (2) Business Days) after the date on which the Works’ Council has concluded the Consultation Process or the Consultation Process will be deemed to have concluded pursuant to applicable Law; provided, that, notwithstanding anything in this Offer Letter or in the Purchase Agreement to the contrary, CSP shall not enter into any agreements, understandings, or commitments with, or for the benefit of, the Works Council that could reasonably be expected to result in any liability (other than de minimis amounts) to Buyer or its Affiliates on or following the Closing Date prior to providing Buyer with reasonable notice and obtaining Buyer’s consent, not to be unreasonably withheld, delayed or conditioned.

(c)

We undertake to co-operate with the Company and CSP with respect to the information and consultation of the Works’ Council, including by promptly providing the Company and CSP with any relevant document or information (whether in writing or in person) relating to Buyer’s group or its strategy which the Works’ Council, or the expert appointed by the Works’ Council, would reasonably request, and/or required under applicable Law.

3.	EXECUTION OF THE PURCHASE AGREEMENT
(a)

Should CSP wish to accept this Offer (the “Offer Acceptance”), CSP shall notify such acceptance to Buyer through the delivery, on or prior to the Expiry Date, of a countersigned copy of the Purchase Agreement, duly executed by CSP, in accordance with the notice provisions set forth in Section 8.4 of the Purchase Agreement.

(b)	For the purposes of this Offer Letter, the “Exercise Date” shall mean the date, on or prior to the Expiry Date, of delivery to Buyer by CSP of the Purchase Agreement, duly executed by CSP.

AptarGroup, Inc.

265 Exchange Drive, Suite 100

TEL +1 815 477 0424

FAX +1 815 477 0481

TEL +1 815 477 0424

FAX +1 815 477 0481

aptar.com

4.	TERMINATION AND EXPENSE REIMBURSEMENT
(a)

This Offer Letter may be terminated (i) by the mutual written consent of CSP and Buyer; or (ii) by Buyer, by written notice to CSP (such notice to be delivered in accordance with the notice provisions set forth in Section 8.4 of the Purchase Agreement), at any time prior to the Offer Acceptance, if Wendel or CSP shall have knowingly and willfully breached in any material respect any of their respective covenants or agreements contained in Section 7 (Exclusivity); provided, however, that Buyer may only terminate this Offer Letter pursuant to this clause (ii) if at the time of termination Buyer is not in breach in any material respect of any of its covenants or agreements contained in this Offer Letter.

(b)

If the Offer Acceptance has not been made prior to the occurrence of the Expiry Date, CSP shall promptly (but in any event not more than five (5) Business Days following the Expiry Date) pay to Buyer,  in immediately available funds by wire transfer to a bank account designated in writing by Buyer, an amount of cash in respect of Buyer’s expenses equal to Eleven Million One Hundred Thousand Dollars ($11,100,000) (the “Expense Reimbursement”).

(c)

The parties hereto acknowledge and agree that the agreements contained in Section 4(b) (Termination and Expense Reimbursement) are an integral part of the transactions contemplated by this Offer Letter, and that, without these agreements, neither CSP nor Buyer would have entered into this Offer Letter.  Accordingly, if CSP fails to promptly pay any amount due pursuant to Section 4(b) (Termination and Expense Reimbursement) and, in order to obtain such payment, Buyer commences any action which results in an award of, or a judgment against CSP for, the Expense Reimbursement (or any portion thereof), CSP shall pay Buyer’s reasonable costs and expenses (including reasonable attorney’s fees and expenses of enforcement) in connection with such action.

5.	REGULATORY APPROVAL

Each of CSP and Buyer undertakes, as permitted by applicable Law, from the date hereof and up until the earliest of the Offer Acceptance and the Expiry Date, to observe and comply with the provisions of Section 5.3 (Efforts; Regulatory Filings) of the Purchase Agreement.

6.	OTHER PROVISIONS OF THE PURCHASE AGREEMENT

Buyer and CSP hereby agree that, upon the Offer Acceptance, (x) the date of the Purchase Agreement as used therein shall be deemed to be the date hereof and (y) the Purchase Agreement shall be treated for all purposes as if executed and delivered by both parties on the date hereof, notwithstanding the execution and delivery thereof by CSP at a later date.  CSP undertakes, from the date hereof and up until the earlier of the Offer Acceptance and the Expiry Date, to comply with the provisions of Section 5.1 (Conduct of the Company), Section 5.2 (Access to Information Prior to the Closing) and Section 5.8 (Efforts)  of the Purchase Agreement.

AptarGroup, Inc.

265 Exchange Drive, Suite 100

TEL +1 815 477 0424

FAX +1 815 477 0481

TEL +1 815 477 0424

FAX +1 815 477 0481

aptar.com

7.	EXCLUSIVITY

As from the date hereof and until the earlier of (i) the Exercise Date and (ii) March 31, 2019 (the “Exclusivity Period”), each of Wendel and CSP shall not, and shall procure that none of their respective Affiliates (including the Group) or its or their respective directors, officers or employees, or any attorney, accountant or other advisor or representative retained by any of them (collectively, “Representatives”), directly or indirectly, (i) initiate, continue, follow up on or otherwise participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any Person with respect to, any Alternative Proposal, (ii) enter into or approve any contract with respect to any Alternative Proposal or (iii) solicit, initiate or knowingly encourage, or take or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Alternative Proposal.  For purposes of this Section 7, the term “Alternative Proposal” means any proposal or offer by any third party, other than a proposal or offer by Buyer or any of its Affiliates, whether in a single transaction or series of related transactions, with respect to:  (a) the sale, license, disposition, transfer or acquisition of all or a material portion of the assets or business of the Company and the Group, taken as a whole, or (b) the issuance, disposition or acquisition of all or a material portion of the capital stock and other equity securities of the Company or any member of the Group, in each case, whether effected by a merger, spin-off, contribution, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company or any of the Group Companies.    Each of Wendel, CSP and their Affiliates shall, and shall cause their respective Representatives to, with respect to third parties with whom discussions or negotiations with respect to an Alternative Proposal occurred during the six (6) months prior to the date of this Offer Letter, use its reasonable best efforts to obtain the return or destruction of, in accordance with the terms of any applicable confidentiality agreement with such third parties, confidential information previously furnished by Wendel, CSP or any of their Affiliates, or its or their Representatives, with respect to the Group Companies.  During the Exclusivity Period, CSP will promptly (and in any event within five (5) Business Days) notify Buyer after Wendel, CSP or any of their respective Affiliates has received, during the Exclusivity Period, any proposal, inquiry, offer or request relating to or constituting, or that could reasonably be expected to lead to, an Alternative Proposal.  Such notice to Buyer shall indicate the identity of the person making such proposal and the material terms and conditions of such proposal, if any.  During the Exclusivity Period, each of CSP shall also as promptly as practicable provide Buyer with (i) a copy of any written notice or other written communication from any person informing Wendel, CSP or any of their respective  Affiliates during the Exclusivity Period that it is considering making, or has made, an Alternative Proposal, (ii) a copy of any Alternative Proposal (or any amendment thereof) received by Wendel, CSP or any of their respective Affiliates during the Exclusivity Period and (iii) such other details of any such Alternative Proposal that Buyer may reasonably request, and each of Wendel and CSP shall keep Buyer reasonably informed on a reasonably current basis of any material change to the terms of any such Alternative Proposal.

AptarGroup, Inc.

265 Exchange Drive, Suite 100

TEL +1 815 477 0424

FAX +1 815 477 0481

TEL +1 815 477 0424

FAX +1 815 477 0481

aptar.com

8.	PUBLICITY
(a)

With respect to this offer and the transaction contemplated hereby, Buyer, Wendel and CSP each hereby agree to observe and comply with the restrictions set forth in Section  5.7  (Public Announcements) of the Purchase Agreement.

For the avoidance of doubt, Buyer, CSP and the Group Companies shall be entitled to disclose such Offer and the required information relating to the proposed Transaction to the Works’ Council, and Buyer and CSP shall be entitled to disclose such Offer and the required information relating to the proposed Transaction to obtain the necessary regulatory approvals mentioned in Section 6.1(b) of the Purchase Agreement.

9.	GOVERNING LAW
(a)

This Offer Letter shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

(b)

Any Litigation against any party to this Offer Letter arising out of or in any way relating to this Offer Letter shall be brought to the Delaware Chancery Court (or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court), and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

AptarGroup, Inc.

265 Exchange Drive, Suite 100

TEL +1 815 477 0424

FAX +1 815 477 0481

TEL +1 815 477 0424

FAX +1 815 477 0481

aptar.com

(c)

The provisions set forth in Sections 1.2 (Interpretation), 8.3  (Expenses), 8.4  (Notices),  8.6 (Entire Agreement), 8.7  (Severability), 8.8  (Amendment),  8.9  (Effect of Waiver or Consent), 8.10  (Parties in Purchased Interests; Limitation on Rights of Others),  8.11  (Assignability), 8.14  (Reliance on Counsel and Other Advisors), 8.15  (Remedies), 8.16 (Specific Performance) and 8.17  (Counterparts) of the Purchase Agreement are hereby incorporated by reference into this Offer, the terms of which shall apply to this Offer, mutatis mutandis, as though set forth herein, with references “this Agreement” interpreted to refer to “this Offer Letter.”

We look forward to working together in the coming weeks towards the signing and closing of the Transaction.

AptarGroup, Inc.

265 Exchange Drive, Suite 100

TEL +1 815 477 0424

FAX +1 815 477 0481

TEL +1 815 477 0424

FAX +1 815 477 0481

aptar.com

Yours faithfully,

BUYER:

AptarGroup, Inc.

By:      /s/ Robert W. Kuhn
Name: Robert W. Kuhn
Title:   Executive Vice President and
           Chief Financial Officer

[Signature Page to Put and Exclusivity Letter]

Acknowledged and agreed without any undertaking to accept the Offer:

SELLER:

CSP TECHNOLOGIES PARENT S.A.

By:
/s/ David Darmon
Name: David Darmon
Title:    Director

By:/s/ Bernard Gautier
Name: Bernard Gautier
Title: Director

Solely for purposes of Section 7 (Exclusivity):

WENDEL:

EXPANSION 17 S.C.A. SICAR

By: Winvest Conseil S.A., its sole manager

By:/s/ Jean-Yves Hemery
Name: Jean-Yves Hemery
Title: Director

By:/s/ Bernard Gautier
Name: Bernard Gautier
Title: Director

GLOBAL PERFORMANCE 17 S.C.A. SICAR

By: Winvest Conseil S.A., its sole manager

By:/s/ Jean-Yves Hemery
Name: Jean-Yves Hemery
Title: Director

By: /s/ Bernard Gautier
Name: Bernard Gautier
Title:    Director

[Signature Page to Put and Exclusivity Letter]